EXHIBIT 99



FOR IMMEDIATE RELEASE           For additional information contact:
                                Robert A. Lentz
                                Robert A. Lentz and Associates
                                (614) 876-2000


                 Greif Bros. Corporation Completes
                    the Formation of CorrChoice

DELAWARE, Ohio -- (November 3, 1998) Greif Bros. Corporation (Nasdaq: GBCOA; GBCOB) and RDJ Holdings today announced completion of the previously announced formation of CorrChoice, a joint venture which will be headquartered in Massillon, Ohio. CorrChoice will initially have six sheet feeder plants with an additional sheet feeder operation, Heritage Packaging Corporation, to be opened soon in the Atlanta area. The 1997 combined corrugated sheet sales of the facilities was $217 million.

CorrChoice also announced that its Chairman, President and CEO is Geoffrey A. Jollay and R. Dean Jollay, Jr. is the Vice
Chairman and CFO.

CorrChoice Chairman Geoffrey A. Jollay stated, "We are very excited about the future potential of CorrChoice. The merger of the two companies, Ohio Packaging and Michigan Packaging, is a natural because of the past relationship we have enjoyed."

Michael J. Gasser, Chairman and CEO of Greif Bros. Corporation, stated, "Geoff and Dean are two of the finest sheet plant operators in the country. Under their leadership, we fully anticipate setting new standards for quality, dependability and service."

Statements made in this release which state the Company's or management's intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained in the Company's SEC filings, including but not limited to the Company's report on Form 10-K and Annual Report for the year ended October 31, 1997.

Greif Bros. Corporation manufactures and markets a broad variety of superior quality industrial packaging and components including steel drums, fibre drums, plastic drums and multiwall bags. The Company is integrated, from its timberlands to corrugated sheet and box operations, including both virgin and recycled paper mills. With operations in the United States, Canada and Mexico, Greif Bros. provides innovative products, services and solutions to meet the ever changing needs of its customers.